Press Release
FOR RELEASE: October 4, 2024

APOGEE ENTERPRISES REPORTS FISCAL 2025 SECOND QUARTER RESULTS

•Net sales decrease 3.2% to $342 million
•Operating margin improves to 12.3%; adjusted operating margin improves by 110 bps to 12.6%
•Diluted EPS of $1.40; adjusted diluted EPS increases 6% to $1.44
•Year-to-date cash flow from operations improves to $64 million
•Raising full-year EPS outlook

MINNEAPOLIS, MN, October 4, 2024 – Apogee Enterprises, Inc. (Nasdaq: APOG) today reported its results for the second quarter of fiscal 2025. The Company reported the following selected financial results:

	Three Months Ended
(Unaudited, $ in thousands, except per share amounts)	August 31, 2024	August 26, 2023	% Change
Net Sales	$342,440	$353,675	(3.2)%
Operating income	$41,965	$40,553	3.5%
Operating margin	12.3%	11.5%
Diluted earnings per share	$1.40	$1.52	(7.9)%
Additional Non-GAAP Measures[1]
Adjusted operating income	$43,144	$40,553	6.4%
Adjusted operating margin	12.6%	11.5%
Adjusted diluted earnings per share	$1.44	$1.36	5.9%
Adjusted EBITDA	$53,122	$51,145	3.9%
Adjusted EBITDA margin	15.5%	14.5%

Ty R. Silberhorn, Chief Executive Officer stated, “Our team achieved another strong quarter of profitability, delivering improved operating margins, adjusted EPS growth, and increased operating cash flow, despite volume pressure. This quarter’s results continue to demonstrate the sustainable improvements we’ve driven through executing our strategy. Our stronger operating foundation, improved cost structure, and increased mix of differentiated offerings are all contributing to our results.”
1 Adjusted operating income, adjusted operating margin, adjusted diluted earnings per share (EPS), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See Use of Non-GAAP Financial Measures and reconciliations to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn continued, “The momentum we’ve established in the business, combined with the recently announced acquisition of UW Solutions, position us for continued success as we move forward. We are excited to welcome their employees to our team and look forward to working with them to build a powerful new growth engine for our Company. We expect meaningful opportunities to utilize the capabilities of the combined business to help drive our long-term growth.”

Consolidated Results (Second Quarter Fiscal 2025 compared to Second Quarter Fiscal 2024)

•Net sales decreased 3.2% to $342.4 million, primarily driven by lower volume, partially offset by improved pricing and mix.

•Gross margin improved 140 basis points to 28.4%, primarily driven by improved pricing, a more favorable mix of projects in Architectural Services, favorable material costs, and lower insurance-related costs, partially offset by the unfavorable sales leverage impact of lower volume, higher compensation and benefit expense, and $0.9 million of restructuring costs associated with Project Fortify.

•Selling, general and administrative (SG&A) expenses as a percent of net sales increased 70 basis points to 16.2%, primarily due to higher incentive compensation expense and the unfavorable sales leverage impact of lower volume.

•Operating income increased to $42.0 million, and operating margin was 12.3%. Adjusted operating income grew 6.4% to $43.1 million and adjusted operating margin improved by 110 basis points to 12.6%. The higher adjusted operating margin was primarily driven by improved pricing, a more favorable mix of projects in Architectural Services, favorable material costs, and lower insurance-related costs, partially offset by the impact of higher incentive compensation expense and the unfavorable sales leverage impact of lower volume.

•Interest expense was $1.1 million, compared to $2.2 million, primarily driven by lower average debt levels, partially offset by the impact of the write-off of unamortized financing fees related to the previous credit facility.

•Diluted earnings per share (EPS) was $1.40, compared to $1.52. Adjusted diluted EPS grew 5.9% to $1.44, primarily driven by higher adjusted operating income and lower interest expense.

Segment Results (Second Quarter Fiscal 2025 Compared to Second Quarter Fiscal 2024)

Architectural Framing Systems
Architectural Framing Systems net sales were $141.4 million, compared to $158.8 million, primarily reflecting reduced volume due to exiting certain lower-margin product lines as part of Project Fortify, and lower end-market demand. Operating income was $17.1 million, which included $0.9 million of restructuring charges related to Project Fortify. Adjusted operating income was $18.1 million, or 12.8% of net sales, compared to $21.1 million, or 13.3% of net sales. The lower adjusted operating margin was primarily driven by the unfavorable sales leverage impact of lower volume and a less favorable mix, partially offset by favorable material costs.

Architectural Glass
Architectural Glass net sales were $90.1 million, compared to $94.1 million, reflecting reduced volume due to lower end-market demand, partially offset by improved pricing and product mix. Operating income increased to $21.1 million, or 23.4% of net sales, compared to $17.4 million, or 18.5% of net sales. The 490 basis point improvement in operating margin was primarily driven by improved pricing and product mix, and lower operating costs, partially offset by the unfavorable sales leverage impact of lower volume.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Architectural Services
Architectural Services net sales grew 11.3% to $98.0 million, primarily due to a more favorable mix of projects and increased volume. Operating income improved to $6.1 million, or 6.3% of net sales, which included $0.3 million of restructuring charges related to Project Fortify. Adjusted operating income increased to $6.4 million, or 6.5% of net sales, compared to $3.5 million, or 4.0% of net sales. The 250 basis point improvement in adjusted operating margin was primarily driven by a more favorable mix of projects, partially offset by higher compensation-related expenses and higher lease expense. Segment backlog2 at the end of the quarter was $792.1 million, compared to $866.9 million at the end of the first quarter.

Large-Scale Optical
Large-Scale Optical net sales were $19.8 million, compared to $23.6 million, primarily reflecting lower volume in the retail channel, partially offset by a more favorable mix. Operating income was $3.8 million, or 19.1% of net sales, compared to $4.7 million, or 19.7% of net sales. The 60 basis point decline in operating margin primarily reflects the unfavorable sales leverage impact of lower volume, partially offset by improved mix and cost savings.

Corporate and Other
Corporate and other expense was $6.2 million, compared to $6.1 million. The increase was primarily driven by higher compensation and benefit costs, partially offset by lower insurance-related expenses.

Financial Condition
Net cash provided by operating activities in the second quarter improved to $58.7 million, compared to $41.3 million in the prior-year period. Fiscal year to date, net cash provided by operating activities increased to $64.1 million, compared to $62.6 million last year, primarily driven by higher net earnings. Capital expenditures through the first half of the fiscal year were $15.7 million, compared to $15.1 million last year. Fiscal year to date, the Company has returned $25.9 million of cash to shareholders through share repurchases and dividend payments. Quarter-end long-term debt was $62.0 million, with a Consolidated Leverage Ratio3 (as per the Company’s credit agreement) of 0.1x.

Fiscal 2025 Outlook
The Company continues to expect a full-year net sales decline in the range of 4% to 7%. This range includes approximately 2 percentage points of decline related to fiscal 2025 reverting to a 52-week year, and approximately 1 percentage point of decline related to the actions of Project Fortify to eliminate certain lower-margin product and service offerings.

The Company is increasing its outlook for full-year diluted EPS to a range of $4.81 to $5.08 and adjusted diluted EPS to a range of $4.90 to $5.204. The Company continues to expect the impact of the reversion to a 52-week year will reduce adjusted diluted EPS by approximately $0.20 compared to fiscal 2024 and that there will be no material impact to adjusted diluted EPS related to the adverse net sales impact of Project Fortify.

Assuming closing of the UW Solutions acquisition on November 1, 2024, the Company expects incremental net sales of approximately $30 million and an expects a decrease in adjusted diluted EPS of approximately $0.10, primarily due to increased interest and amortization expense related to the acquisition. These impacts are not included in the updated 2025 outlook provided in this earnings release.

The Company continues to expect a total of $15 million to $16 million of pre-tax charges in connection with Project Fortify, leading to updated annualized cost savings of $13 million to $14 million. The Company continues to expect approximately 60% of these savings will be realized in fiscal 2025, and the remainder in
2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
3 Consolidated Leverage ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
4 See reconciliation of Fiscal 2025 estimated adjusted diluted earnings per share to GAAP diluted earnings per share later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

fiscal 2026, with approximately 70% of the savings to be realized in Architectural Framing Systems, 20% in Architectural Services, and 10% in Corporate and Other, with the plan to be substantially complete in the third quarter of fiscal 2025.

The Company continues to expect an effective tax rate of approximately 24.5%, and capital expenditures between $40 to $50 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss this earnings release. This call will be webcast and is available in the Investor Relations section of the Company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the Company’s website following the conference call.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings, adjusted effective tax rate, and adjusted diluted EPS are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company believes adjusted EBITDA and adjusted EBITDA margin metrics provide useful information to investors and analysts about the Company’s core operating performance.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Consolidated Leverage Ratio is a defined term as per the Company’s credit agreement and is calculated as Consolidated Funded Indebtedness minus Unrestricted Cash as per the Company's credit agreement at the end of the current period, divided by Consolidated EBITDA per the Company's credit agreement (calculated as EBITDA plus certain non-cash charges and allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period). The Company is unable to present a quantitative reconciliation of forward-looking expected Consolidated Leverage Ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. It is most meaningful for the Architectural Services segment due to the longer-term nature of their projects. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should,” “will,” “continue,” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) North American and global economic conditions, including the cyclical nature of the North American and Latin American non-residential construction industries and the potential impact of an economic downturn or recession; (B) U.S. and global instability and uncertainty arising from events outside of our control; (C) actions of new and existing competitors; (D) departure of key personnel and ability to source sufficient labor; (E) product performance, reliability and quality issues; (F) project management and installation issues that could affect the profitability of individual contracts; (G) dependence on a relatively small number of customers in one operating segment; (H) financial and operating results that could differ from market expectations; (I) self-insurance risk related to a material product liability or other events for which the Company is liable; (J) maintaining our information technology systems and potential cybersecurity threats; (K) cost of regulatory compliance, including environmental regulations; (L) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations, including potential future tariffs; (M) integration of acquisitions and management of acquired contracts; (N) impairment of goodwill or indefinite-lived intangible assets; (O) our ability to successfully manage and implement our enterprise strategy; (P) our ability to maintain effective internal controls over financial reporting; (Q) our judgements regarding the accounting for tax positions and the resolution of tax disputes; (R) the impact of cost inflation and interest rates; and (S) the impact of changes in capital and credit markets on our liquidity and cost of capital. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2024, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	August 31, 2024	August 26, 2023	% Change	August 31, 2024	August 26, 2023	% Change
Net sales	$342,440	$353,675	(3.2)%	$673,956	$715,388	(5.8)%
Cost of sales	245,119	258,304	(5.1)%	477,780	527,031	(9.3)%
Gross profit	97,321	95,371	2.0%	196,176	188,357	4.2%
Selling, general and administrative expenses	55,356	54,818	1.0%	112,830	114,037	(1.1)%
Operating income	41,965	40,553	3.5%	83,346	74,320	12.1%
Interest expense, net	1,140	2,230	(48.9)%	1,590	4,266	(62.7)%
Other income, net	290	4,900	(94.1)%	433	4,612	(90.6)%
Earnings before income taxes	41,115	43,223	(4.9)%	82,189	74,666	10.1%
Income tax expense	10,549	9,896	6.6%	20,612	17,763	16.0%
Net earnings	$30,566	$33,327	(8.3)%	$61,577	$56,903	8.2%

Basic earnings per share	$1.40	$1.54	(9.1)%	$2.83	$2.61	8.4%
Diluted earnings per share	$1.40	$1.52	(7.9)%	$2.80	$2.57	8.9%
Weighted average basic shares outstanding	21,762	21,708	0.2%	21,793	21,813	(0.1)%
Weighted average diluted shares outstanding	21,875	21,962	(0.4)%	21,985	22,105	(0.5)%
Cash dividends per common share	$0.25	$0.24	4.2%	$0.50	$0.48	4.2%

% of Sales
Gross margin	28.4%	27.0%		29.1%	26.3%
Selling, general and administrative expenses	16.2%	15.5%		16.7%	15.9%
Operating margin	12.3%	11.5%		12.4%	10.4%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended			Six Months Ended
(In thousands)	August 31, 2024	August 26, 2023	% Change	August 31, 2024	August 26, 2023	% Change
Segment net sales
Architectural Framing Systems	$141,350	$158,801	(11.0)%	$274,522	$322,963	(15.0)%
Architectural Glass	90,101	94,096	(4.2)%	176,804	191,298	(7.6)%
Architectural Services	98,018	88,064	11.3%	197,045	177,482	11.0%
Large-Scale Optical	19,832	23,645	(16.1)%	41,036	46,101	(11.0)%
Intersegment eliminations	(6,861)	(10,931)	(37.2)%	(15,451)	(22,456)	(31.2)%
Net sales	$342,440	$353,675	(3.2)%	$673,956	$715,388	(5.8)%
Segment operating income (loss)
Architectural Framing Systems	$17,141	$21,060	(18.6)%	$35,477	$41,005	(13.5)%
Architectural Glass	21,068	17,434	20.8%	38,159	33,955	12.4%
Architectural Services	6,130	3,519	74.2%	11,753	2,923	302.1%
Large-Scale Optical	3,793	4,663	(18.7)%	8,639	10,188	(15.2)%
Corporate and other	(6,167)	(6,123)	0.7%	(10,682)	(13,751)	(22.3)%
Operating income	$41,965	$40,553	3.5%	$83,346	$74,320	12.1%
Segment operating margin
Architectural Framing Systems	12.1%	13.3%		12.9%	12.7%
Architectural Glass	23.4%	18.5%		21.6%	17.7%
Architectural Services	6.3%	4.0%		6.0%	1.6%
Large-Scale Optical	19.1%	19.7%		21.1%	22.1%
Corporate and other	N/M	N/M		N/M	N/M
Operating margin	12.3%	11.5%		12.4%	10.4%
N/M - Indicates calculation is not meaningful
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Net sales intersegment eliminations are reported separately to exclude these sales from our consolidated total.
•Segment operating income is equal to net sales, less cost of goods sold, SG&A, and any asset impairment charges associated with the segment.
•Segment operating income includes operating income related to intersegment sales transactions and excludes certain corporate costs that are not allocated at a segment level. We report these unallocated corporate costs separately in Corporate and Other.
•Operating income does not include any other income or expense, interest expense or a provision for income taxes.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	August 31, 2024	March 2, 2024
Assets
Current assets
Cash and cash equivalents	$51,024	$37,216
Receivables, net	177,146	173,557
Inventories, net	79,591	69,240
Contract assets	49,285	49,502
Other current assets	36,742	29,124
Total current assets	393,788	358,639
Property, plant and equipment, net	240,627	244,216
Operating lease right-of-use assets	41,886	40,221
Goodwill	129,119	129,182
Intangible assets, net	64,547	66,114
Other non-current assets	47,125	45,692
Total assets	$917,092	$884,064
Liabilities and shareholders' equity
Current liabilities
Accounts payable	86,035	84,755
Accrued compensation and benefits	40,901	53,801
Contract liabilities	41,655	34,755
Operating lease liabilities	12,661	12,286
Other current liabilities	57,597	59,108
Total current liabilities	238,849	244,705
Long-term debt	62,000	62,000
Non-current operating lease liabilities	33,323	31,907
Non-current self-insurance reserves	32,055	30,552
Other non-current liabilities	44,443	43,875
Total shareholders’ equity	506,422	471,025
Total liabilities and shareholders’ equity	$917,092	$884,064

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended
(In thousands)	August 31, 2024	August 26, 2023
Operating Activities
Net earnings	$61,577	$56,903
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,664	20,661
Share-based compensation	5,642	4,483
Deferred income taxes	2,016	(4,281)
Loss (gain) on disposal of assets	291	(62)
Settlement of New Markets Tax Credit transaction	—	(4,687)
Non-cash lease expense	5,844	6,153
Other, net	1,002	(1,121)
Changes in operating assets and liabilities:
Receivables	(3,698)	(8,238)
Inventories	(10,509)	5,841
Contract assets	238	8,992
Accounts payable	1,335	(3,529)
Accrued compensation and benefits	(12,823)	(17,567)
Contract liabilities	6,987	4,244
Operating lease liability	(5,748)	(6,608)
Accrued income taxes	(224)	4,292
Other current assets and liabilities	(7,462)	(2,912)
Net cash provided by operating activities	64,132	62,564
Investing Activities
Capital expenditures	(15,662)	(15,018)
Proceeds from sales of property, plant and equipment	608	143
Purchases of marketable securities	(2,246)	(969)
Sales/maturities of marketable securities	1,850	775
Net cash used by investing activities	(15,450)	(15,069)
Financing Activities
Proceeds from revolving credit facilities	95,201	174,853
Repayments on revolving credit facilities	(95,201)	(199,000)
Payments of debt issuance costs	(3,485)	—
Repurchase of common stock	(15,061)	(11,821)
Dividends paid	(10,821)	(10,467)
Other, net	(5,266)	(3,705)
Net cash used by financing activities	(34,633)	(50,140)
Effect of exchange rates on cash	(241)	(405)
Increase (decrease) in cash and cash equivalents	13,808	(3,050)
Cash and cash equivalents at beginning of period	37,216	21,473
Cash and cash equivalents at end of period	$51,024	$18,423

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Net earnings	$30,566	$33,327	$61,577	$56,903
Restructuring charges (1)	1,179	—	2,301	—
NMTC settlement gain (2)	—	(4,687)	—	(4,687)
Income tax impact on above adjustments (3)	(289)	1,148	(564)	1,148
Adjusted net earnings	$31,456	$29,788	$63,314	$53,364

	Three Months Ended		Six Months Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Diluted earnings per share	$1.40	$1.52	$2.80	$2.57
Restructuring charges (1)	0.05	—	0.10	—
NMTC settlement gain (2)	—	(0.21)	—	(0.21)
Income tax impact on above adjustments (3)	(0.01)	0.05	(0.03)	0.05
Adjusted diluted earnings per share	$1.44	$1.36	$2.88	$2.41

Weighted average diluted shares outstanding	21,875	21,962	21,985	22,105

(1)	Restructuring charges related to Project Fortify, including $0.5 million of employee termination costs, $0.1 million of contract termination costs and $0.6 million of other costs incurred in the second quarter of fiscal 2025, and $0.9 million of employee termination costs, $0.1 million of contract termination costs and $1.3 million of other costs incurred in the first six months of fiscal 2025.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other income, net.
(3)	Income tax impact calculated using an estimated statutory tax rate of 24.5%, which reflects the estimated blended statutory tax rate for the jurisdictions in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Income (Loss) and Adjusted Operating Margin
(Unaudited)

	Three Months Ended August 31, 2024
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$17,141	$21,068	$6,130	$3,793	$(6,167)	$41,965
Restructuring charges (1)	916	—	258	—	5	1,179
Adjusted operating income (loss)	$18,057	$21,068	$6,388	$3,793	$(6,162)	$43,144

Operating margin	12.1%	23.4%	6.3%	19.1%	N/M	12.3%
Restructuring charges (1)	0.6	—	0.3	—	N/M	0.3
Adjusted operating margin	12.8%	23.4%	6.5%	19.1%	N/M	12.6%

	Three Months Ended August 26, 2023
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$21,060	$17,434	$3,519	$4,663	$(6,123)	$40,553

Operating margin	13.3%	18.5%	4.0%	19.7%	N/M	11.5%

(1)	Restructuring charges related to Project Fortify, including $0.5 million of employee termination costs, $0.1 million of contract termination costs and $0.6 million of other costs incurred in the second quarter of fiscal 2025.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Income (Loss) and Adjusted Operating Margin
(Unaudited)

	Six Months Ended August 31, 2024
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$35,477	$38,159	$11,753	$8,639	$(10,682)	$83,346
Restructuring charges (1)	1,914	—	258	—	129	2,301
Adjusted operating income (loss)	$37,391	$38,159	$12,011	$8,639	$(10,553)	$85,647

Operating margin	12.9%	21.6%	6.0%	21.1%	N/M	12.4%
Restructuring charges (1)	0.7	—	0.1	—	N/M	0.3
Adjusted operating margin	13.6%	21.6%	6.1%	21.1%	N/M	12.7%

	Six Months Ended August 26, 2023
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$41,005	$33,955	$2,923	$10,188	$(13,751)	$74,320

Operating margin	12.7%	17.7%	1.6%	22.1%	N/M	10.4%

(1)	Restructuring charges related to Project Fortify, including $0.9 million of employee termination costs, $0.1 million of contract termination costs and $1.3 million of other costs incurred in the first six months of fiscal 2025.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Net earnings	$30,566	$33,327	$61,577	$56,903
Income tax expense	10,549	9,896	20,612	17,763
Interest expense, net	1,140	2,230	1,590	4,266
Depreciation and amortization	9,688	10,379	19,664	20,661
EBITDA	$51,943	$55,832	$103,443	$99,593
Restructuring charges (1)	1,179	—	2,301	—
NMTC settlement gain (2)	—	(4,687)	—	(4,687)
Adjusted EBITDA	$53,122	$51,145	$105,744	$94,906

EBITDA Margin	15.2%	15.8%	15.3%	13.9%
Adjusted EBITDA Margin	15.5%	14.5%	15.7%	13.3%

(1)	Restructuring charges related to Project Fortify, including $0.5 million of employee termination costs, $0.1 million of contract termination costs and $0.6 million of other costs incurred in the second quarter of fiscal 2025, and $0.9 million of employee termination costs, $0.1 million of contract termination costs and $1.3 million of other costs incurred in the first six months of fiscal 2025.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other income, net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2025 Outlook
Reconciliation of Fiscal 2025 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending March 1, 2025
	Low Range	High Range
Diluted earnings per share	$4.81	$5.08
Restructuring charges (1)	0.12	0.16
Income tax impact on above adjustments per share	(0.03)	(0.04)
Adjusted diluted earnings per share	$4.90	$5.20

(1)	Restructuring charges related to Project Fortify.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com